CERTIFICATE OF DESIGNATION,
                                 PREFERENCES AND
                       RIGHTS OF SERIES C PREFERRED STOCK
                                       OF
                         OCEAN WEST HOLDING CORPORATION

        (Pursuant to Section 151 of the Delaware General Corporation Law)

      Ocean West Holding Corporation (the "Corporation"), a corporation organized and existing under the Delaware General Corporation Law (the "DGCL"), hereby certifies that the following resolutions were first adopted by the board of directors of the Corporation (the "Board of Directors") on August 24, 2006, pursuant to authority of the Board of Directors as required by Section 151(g) of the DGCL.

      RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors in connection with the Corporation entering into an agreement with Expert System SpA to acquire an exclusive license for the mobile communications industry and in accordance with the provisions of Article Third of the Certificate of Incorporation of the Corporation, as amended (the "Certificate of Incorporation"), which created and authorized 10,000,000 shares of preferred stock of the Corporation, par value of $.01 per share (the "Preferred Stock"), of which 1,500,000 shares of Series A Preferred Stock are currently authorized and 522,500 issued and outstanding and 1,600,000 shares of Series B Preferred Stock are authorized and none are issued and outstanding, so that 6,900,000 shares of Preferred Stock have the status of authorized but unissued shares and are available for issuance, the Board of Directors hereby establishes a new series of Preferred Stock, Series C Preferred Stock, $.01 par value per share (the "Series C Preferred Stock") to consist of 400,000 shares, and hereby fixes the powers, designation, preferences, relative, participating, optional and other rights of such series of Series C Preferred Stock, and the qualifications, limitations and restrictions thereof, in addition to those set forth in said Article Third, as follows:

                           "Series C Preferred Stock."

1. Number Authorized and Designation. Of the 10,000,000 shares of preferred stock authorized under Article Third of the Certificate of Incorporation, the Corporation shall have the authority to issue 400,000 shares of Series C Preferred Stock, upon the terms, conditions, rights, preferences and limitations set forth herein.

2. Rights, Preferences and Limitations. The relative rights, preferences and limitations of Series C Preferred Stock are as follows:

                        (a) Rank. The Series C Preferred Stock shall rank (i)
                  senior to all of the Common Stock, par value $.01 per share ("Common Stock"); (ii) prior to any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms junior to any Series C Preferred Stock of whatever subdivision (collectively, with the Common Stock, "Junior Securities"); (iii) on parity with any class or series of capital stock of the Corporation created specifically ranking by its terms on parity with the Series C Preferred Stock ("Parity Securities"), in each case, as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntarily or involuntarily (all such distributions being referred to collectively as "Distributions").


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                        (b) Dividends. Except as provided by the DGCL the
                  holders of record of Series C Preferred Stock shall not be entitled to receive dividends.

                        (c) Conversion. The Corporation has filed with the
                  Securities and Exchange Commission a Schedule 14C Information Statement to, among other things, increase its authorized Common Stock. At such time as our Certificate of Incorporation is amended to increase the authorized capital all shares of Series C Preferred Stock will automatically be converted on a one for ten basis (the "Conversion Rate") into ten (10) shares of Common Stock of the Corporation. The Conversion Rate in effect on the conversion date for the Series C Preferred Stock shall be subject to adjustment whenever there shall occur a stock split, stock dividend, combination, recapitalization, reclassification or other similar event involving a change in the Common Stock.

      (i) Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of the Series C Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of the Common Stock as determined by the Board of Directors in good faith. Twenty days following the mailing of the 14C Information Statement, the Series C Preferred will be cancelled on the books of the Company and Common Shares of the Company will automatically be issued by the Company's transfer agent and mailed via Certified mail to each holder of the Series C Preferred Stock. The Corporation shall, as soon as practicable, issue and deliver at such office to such holder of Preferred Stock, or to his nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid. Conversions shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series C Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

      (ii) Rights Upon Conversion. All shares of Series C Preferred Stock which shall have been converted as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall forthwith cease and terminate except only the right of the holder thereof to receive shares of Common Stock in exchange therefore and payment of any accrued and unpaid dividends thereon.

                        (d) Voting Rights. Except as provided below and by the
                  DGCL, holders of Series C Preferred Stock shall have no voting rights on matters submitted to a vote of stockholders of the Corporation.


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      The Corporation shall not amend, alter, change or repeal the preferences, privileges, special rights or other powers of the Series C Preferred Stock so as to adversely affect the Series C Preferred Stock, without the written consent or affirmative vote of the holders of at least a majority of the then outstanding aggregate number of shares of such affected Series C Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class; provided, however; the Corporation may at any time without the vote or consent of the stockholders of the Series C Preferred Stock or any other stockholder amend the Series C Certificate of Designation to increase or reduce the number of shares designated thereunder so long as any reduction does not result in the designation of less Series C Preferred Stock than is issued and outstanding at the time of the reduction.

                        (e) Preemptive Rights. Holders of Series C Preferred
                  Stock shall have no preemptive rights.

                        (f) Liquidation Rights. Upon liquidation, dissolution or
                  winding up of the Corporation, whether voluntary or involuntary, each holder of shares of Series C Preferred Stock shall be entitled to receive, immediately after any distribution of securities required by the Certificate of Incorporation, in preference to any distributions of any of the assets or surplus funds of the Corporation to the holders of the Common Stock and pari passu with any distribution of Parity Securities, an amount equal to $.01 per share of Series C Preferred Stock, plus an additional amount equal to any dividends declared but unpaid on such shares before any payments shall be made or any assets distributed to holders of any class of Common Stock. If, upon any such liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be insufficient to pay the holders of shares of the Series C Preferred Stock the amount required under the preceding sentence, then all remaining assets of the Corporation shall be distributed ratably to holders of the shares of the Series C Preferred Stock. An amount equal to $.01 per share, plus an additional amount equal to any dividend declared but unpaid on such Common Stock, shall then be paid ratably to the holders of the Common Stock. All assets remaining thereafter shall then be distributed, pari passu, to all the holders of the Series C Preferred Stock (on the basis as if all outstanding shares of Series C Preferred Stock had been converted into Common Stock) and Common Stock."

                        (g) Anti-Dilution.

      (i) Adjustment for Dividends, Stock Splits and Combinations. If outstanding shares of the Common Stock shall be subdivided into a greater number of shares, or a dividend in Common Stock or other securities of the Corporation convertible into or exchangeable for Common Stock (in which latter event the number of shares of Common Stock issuable upon the conversion or exchange of such securities shall be deemed to have been distributed) shall be paid in respect of the Common Stock, then the Conversion Rate in effect immediately prior to such subdivision or at the record date of such dividend shall, simultaneously with the effectiveness of such subdivision or immediately after the record date of such dividend, be proportionately reduced, and conversely, if outstanding shares of the Common Stock of the Corporation shall be combined into a smaller number of shares, the Conversion Rate in effect immediately prior to such combination shall simultaneously with the effectiveness of such combination, be proportionately increased. Any such adjustment to the Conversion Rate shall become effective at the close of business on the date the subdivision or combination referred to herein becomes effective.


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      (ii) Adjustments for Other Dividends. If the Corporation at any time, or from time to time, shall make or issue, or fix a record date for the determination of holders of shares of Common Stock entitled to receive a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock or securities convertible into or exchangeable for Common Stock, then and in each such event, provision shall be made so that the holders Series C Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation which they would have received had their Series C Preferred Stock been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, giving application to all adjustments called for during such period with respect to the rights of the holders of Series C Preferred Stock.

                        (h) Registration Rights. The Corporation shall amend its
                  current Registration to cover the four (4) million shares of underlying Common Stock herein within 90 days or no later than December 1, 2006. If however, the Securities and Exchange Commission does not allow the amendment of the current Registration Statement, the Company will file a new Registration Statement on or before December 1, 2006 covering the four (4) million Common Shares.

                        (i) Reservation of Shares. The Corporation shall at all
                  times reserve out of its authorized but unissued shares of Common Stock such number of shares of Common Stock as shall from time to time be sufficient to permit the conversion of all of the Series C Preferred Stock then outstanding, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding Series C Preferred Stock, the Corporation shall take such action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose. In that regard until such time as the Corporation's Certificate of Incorporation is amended to increase its authorized Common Stock, neither the Series A, Series B Preferred Stock, nor Series C Preferred Stock shall be convertible into Common Stock. All shares of Common Stock when issued upon conversion of Series C Preferred Stock shall be validly issued, fully paid and non-assessable.


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      IN WITNESS WHEREOF, the Corporation has caused this Certificate of
Designation, Preferences and Rights of Series C Preferred Stock to be signed by the undersigned authorized officer this 6th day of September, 2006.


                                          /s/ Darryl Cohen
                                          -------------------------------------
                                          Darryl Cohen
                                          President and Chief Executive Officer


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